Exhibit 10.13

SOFTWARE LICENSING AGREEMENT

This Software Licensing Agreement (this “License Agreement”), dated as of June 30, 2025, is entered into by and between Schulz von Jacob Ltd., a [Jurisdiction of Incorporation] company (“Licensor”), and StablecoinX Assets Inc., a Delaware corporation (“Licensee”).

WHEREAS, Licensor is the sole and exclusive owner of certain proprietary software and related intellectual property rights, as more fully described herein (the “Software”);

WHEREAS, Licensor has entered into a Contribution Agreement with Licensee, dated as of June 30, 2025 (the “Contribution Agreement”), pursuant to which Licensor has agreed to grant a license to the Software to Licensee in consideration for certain equity interests and cash;

WHEREAS, Licensee desires to obtain a license to use, reproduce, modify, and create derivative works of the Software for its internal business purposes and for integration into its products and services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

1.01 Definitions.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement.

“Derivative Works” means any modification, enhancement, adaptation, translation, or other derivative work of the Software created by or for Licensee.

“Effective Date” means the date first written above.

“Licensed Software” means the Software provided by Licensor to Licensee under this License Agreement, specifically: (i) Version 1.0 of the Node-as-a-Service (“NaaS”) platform software, including all executable code, source code, object code, modules, libraries, and associated files, (ii) all user manuals, technical specifications, design documents, and developer documentation related to NaaS platform, (iii) all patents, patent applications, copyrights, trade secrets, trademarks, service marks, trade names, and other proprietary rights associated with or embodied in NaaS platform, and (iv) the database schema and any initial seed data associated with NaaS platform as of the Effective Date.

ARTICLE II: GRANT OF LICENSE

2.01 Grant of License. Subject to the terms and conditions of this License Agreement and the Contribution Agreement, Licensor hereby grants to Licensee a perpetual, irrevocable, worldwide, royalty-free, and non-exclusive license to:

(a)	Use and reproduce the Licensed Software for Licensee’s internal business purposes;

(b)	Modify, prepare Derivative Works of, and enhance the Licensed Software;

(c)	Distribute and publicly display the Licensed Software and any Derivative Works thereof solely as an integrated component of Licensee’s own products or services, and not as a standalone software product; and

(d)	Make copies of the Licensed Software for backup and archival purposes.

2.02 Delivery. Upon execution of this License Agreement, Licensor shall deliver to Licensee a complete copy of the source code and object code for the Licensed Software, all related documentation, and any necessary access credentials or instructions for accessing repositories where the Licensed Software is stored.

ARTICLE III: OWNERSHIP AND PROPRIETARY RIGHTS

3.01 Licensor Ownership. Licensor expressly retains all right, title, and interest in and to the original Software, including all intellectual property rights associated therewith. This License Agreement grants only a license to the Licensed Software and does not convey any ownership interest in the Software to Licensee. Licensor shall be free to continue to use, develop, license, and otherwise exploit the Software for its own purposes without restriction by this License Agreement.

3.02 Licensee Ownership of Derivative Works. Licensee shall own all right, title, and interest in and to any Derivative Works created by or for Licensee under the terms of this License Agreement, provided that such Derivative Works are based on the Licensed Software and that Licensor retains its underlying intellectual property rights in the original Licensed Software incorporated into such Derivative Works.

3.03 No Implied Rights. Except for the express licenses granted in Section 2.01, no other rights or licenses, express or implied, are granted by Licensor to Licensee under this License Agreement.

ARTICLE IV: RESTRICTIONS ON USE

4.01 Restrictions. Licensee agrees that its use of the Licensed Software and its related intellectual property rights shall be subject to the following restrictions:

(a)	Licensee shall not use the Licensed Software to compete with Licensor’s business of providing third-party validation node services to crypto-centric businesses from the Effective Date unless a written waiver by Licensor is provided.

(b)	Licensee shall not sell, license, sublicense, rent, lease, or otherwise transfer the Licensed Software or any Derivative Works thereof to any third party, except as an integrated component of Licensee’s own products or services and not as a standalone software product.

(c)	Licensee shall not reverse engineer, decompile, or disassemble the Licensed Software, except to the extent expressly permitted by applicable law and only for interoperability purposes.

(d)	In the event of a change of control, liquidation, or transfer of substantially all assets of Licensee, (i) any rights to the Licensed Software shall remain subject to restrictions set forth in this Section 4.01; and (ii) Licensee shall not transfer the Licensed Software to any acquiring party without Licensor’s prior written consent; provided, however, that Licensee may transfer the Licensed Software to an affiliate pursuant to that certain Business Combination Agreement, dated as of July 21, 2025, by and among TLGY Acquisition Corp., StablecoinX Inc., StablecoinX SPAC Merger Sub LLC, StablecoinX Company Merger Sub, Inc. and the Licensee, subject to the restrictions set forth in this Section 4.01.

ARTICLE V: CONSIDERATION

5.01 Consideration. In consideration for the license to the Software granted herein, Licensee agrees that this License Agreement is entered into in conjunction with, and as part of the consideration described in, Section 1.04 of the Contribution Agreement, including the issuance of the Equity Interest and the Cash Contribution.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

6.01	Licensor Representations and Warranties. Licensor represents and warrants to Licensee that:

(a)	Licensor has good and valid title to all of the Software and the full right and authority to grant the license to the Software as contemplated herein, free and clear of Encumbrances that would prevent such grant.

(b)	The grant of the license to the Software by Licensor to Licensee as contemplated herein does not and will not violate or conflict with any judgment, order, decree, or law applicable to Licensor, any of its affiliates, or the Software, or conflict with, or result in any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract or other instrument to which Licensor or its affiliates is a party or otherwise bound or to which the Software is subject.

6.02 Disclaimer of Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 6.01, THE LICENSED SOFTWARE IS PROVIDED “AS IS” AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR THAT THE LICENSED SOFTWARE WILL BE ERROR-FREE OR OPERATE WITHOUT INTERRUPTION.

ARTICLE VII: INDEMNIFICATION

7.01 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its officers, directors, employees, and agents from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of any third-party claim alleging that Licensee’s use of the Licensed Software in accordance with the terms of this License Agreement infringes or misappropriates any patent, copyright, trade secret, or other intellectual property right of a third party. This indemnification obligation is conditioned upon Licensee: (a) promptly notifying Licensor of the claim; (b) granting Licensor sole control over the defense and settlement of the claim; and (c) providing all reasonable assistance requested by Licensor.

7.02 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its officers, directors, employees, and agents from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of any third-party claim relating to (a) Licensee’s use of the Licensed Software in a manner not authorized by this License Agreement, (b) any modifications, enhancements, or Derivative Works of the Licensed Software created by or for Licensee, or (c) Licensee’s business operations or products/services that incorporate or are based on the Licensed Software. This indemnification obligation is conditioned upon Licensor: (a) promptly notifying Licensee of the claim; (b) granting Licensee sole control over the defense and settlement of the claim; and (c) providing all reasonable assistance requested by Licensee.

ARTICLE VIII: LIMITATION OF LIABILITY

8.01 Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, DATA, USE, GOODWILL, OR OTHER INTANGIBLE LOSSES, ARISING OUT OF OR IN CONNECTION WITH THIS LICENSE AGREEMENT OR THE USE OR INABILITY TO USE THE LICENSED SOFTWARE, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR’S TOTAL AGGREGATE LIABILITY TO LICENSEE UNDER THIS LICENSE AGREEMENT SHALL NOT EXCEED THE FAIR MARKET VALUE OF THE SOFTWARE LICENSE AS STATED IN THE CONTRIBUTION AGREEMENT.

ARTICLE IX: TERM AND TERMINATION

9.01 Term. This License Agreement shall commence on the Effective Date and shall continue in perpetuity unless terminated earlier in accordance with the provisions hereof.

9.02 Termination. This License Agreement shall automatically terminate upon the termination of the license granted to Transferee for the Software as described in Section 1.04 of the Contribution Agreement.

9.03 Effect of Termination. Upon termination of this License Agreement for any reason, Licensee shall immediately cease all use of the Licensed Software and, upon request, destroy or return all copies of the Licensed Software (excluding Derivative Works owned by Licensee as per Section 3.02, but subject to any continuing restrictions on their distribution as standalone products). Sections 3.01, 3.02, 6.02, 8.01, 9.03, and Article X shall survive any termination of this License Agreement.

ARTICLE X: MISCELLANEOUS

10.01 Governing Law. This License Agreement (and any claims, causes of action, or disputes that may be based upon, arise out of, or relate to the transactions contemplated hereby, to the negotiation, execution, or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

10.02 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this License Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

10.03 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR BASED UPON THIS LICENSE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS LICENSE AGREEMENT.

10.04 Entire Agreement. This License Agreement, together with the Contribution Agreement, constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

10.05 Amendment and Modification. This License Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

10.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses provided in the Contribution Agreement.

10.07 Severability. If any term or provision of this License Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this License Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.08 Counterparts. This License Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this License Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this License Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCHULZ VON JACOB LTD.

By:	/s/ Ahmed J. Aly
Name:	Ahmed J. Aly
Title:	Managing Director

STABLECOINX ASSETS INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

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